Exhibit 10.1

SEPARATION AND RELEASE AGREEMENT

This Separation and Release Agreement (this “Agreement”) is entered into by and between Wayside Technology Group, Inc., a Delaware corporation (the “Company”), on behalf of itself, its subsidiaries, and other corporate affiliates and each of their respective employees, officers, directors, owners, shareholders, and agents (collectively referred to as the “Company Group”), and Simon F. Nynens, an individual residing at 56 Oakes Road, Little Silver, NJ 07739 (the “Executive”).  The Company and the Executive may be referred to herein individually as a “Party” and collectively as the “Parties”.  This Agreement will become effective on the day following the seven-day revocation period described in Section 6(h) (the “Effective Date”).

In consideration of the premises, mutual promises, and agreements of the Parties set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which the Parties hereby acknowledge, the Parties agree to the following:

1.                                      Separation Date.  The Parties acknowledge and agree that Executive is voluntarily resigning from his employment with the Company and as a member of the Board of Directors of the Company as of May 11, 2018 (the “Separation Date”).  The Parties agree that as of the Separation Date, the Executive will have no further privileges, duties, or obligations to the Company, except as provided in this Agreement.  After the Separation Date, the Executive will not represent himself as being an employee, officer, director, attorney, agent, or representative of the Company for any purpose.

2.                                      Return of Property.  The Executive represents and warrants that he has returned to the Company all Company property, including identification cards or badges, access codes or devices, keys, laptops, computers, telephones, mobile phones, hand-held electronic devices, credit cards, electronically stored documents or files, physical files, and any other Company property in the Executive’s possession.  Such property also includes, without limitation, any originals, copies, and abstracts containing any Confidential Information (as defined below in Section 7(b)) in Employee’s possession or control.

3.                                      Executive Representations.  The Executive specifically represents, warrants, and confirms that the Executive:

(a)                                 has not filed any claims, complaints, or actions of any kind against the Company Group with any court of law, or local, state, or federal government or agency;

(b)                                 has been properly paid for all hours worked for the Company;

(c)                                  has received all commissions, bonuses, and other compensation due to the Executive (including but not limited to any amounts owed under that certain Employment Agreement between the Executive and the Company dated as of January 12, 2006 (the “Employment Agreement”), with the exception of the (i) Executive’s final payroll check for salary through and including the Separation Date, (ii) accrued and unpaid vacation in an amount equal to $43,000, and (iii) unreimbursed business expenses in an amount equal to $16,000, all of which will be paid on or before the next regularly scheduled payroll date for the pay period including the Separation Date; and

(d)                                 has not engaged in, and is not aware of, any unlawful conduct relating to the business of the Company Group.

4.                                      Separation Benefits.

(a)                                       Provided that the Executive executes this Agreement and does not revoke it within the time period described in Section 6(h), the Company agrees to pay to the Executive the following benefits (collectively, the “Separation Benefits”):

(i)                                     a cash payment of $700,000, which shall be payable to the Executive in twelve (12) consecutive, equal monthly installments on the fifteenth of each month, commencing in the month next following the month in which the Separation Date occurs.  Notwithstanding the foregoing, monthly payments shall be delayed until the earlier to occur of the Executive’s death or the date that is six (6) months and one (1) day following the Effective Date (the “Delay Period”).  Upon the expiration of the Delay Period, all payments delayed pursuant to this Section 4(a)(i) shall be paid to the Executive in a lump sum, and any remaining payments due under this Section 4(a)(i) shall be payable at the same time and in the same form as such amounts would have been paid in accordance with their original payment schedule;

(ii)                                  a one-time cash payment of $29,166.67 (i.e. one month of current annual base salary of the Executive) in exchange for the Executive’s cooperation as set forth in Section 9 herein to be paid to the Executive in a lump sum within thirty (30) days after the Separation Date;

(iii)                               on the Effective Date, all stock options and stock awards issued to the Executive shall become fully vested and become immediately exercisable and remain exercisable through their original terms with all rights therein;

(iv)                              the Executive shall be entitled to continue to make use of the automobile currently leased by the Company for use by the Executive for a period of twelve (12) months following the Separation Date and the Company shall be responsible for the lease payments and insurance during such twelve (12) month period and the Executive shall be responsible for all such other costs associated with the automobile (e.g., repairs, maintenance, gasoline, oil, tires, etc.); and

(v)                                 If the Executive timely and properly elects COBRA continuation coverage under the Company’ current group health plan, the Executive (and his dependents, to the extent that they were participants in the group health plan as of May 10, 2018) will be permitted to continue participation in the Company’s health plan under COBRA and the Company agrees to pay the COBRA premiums on behalf of the Executive and applicable dependents at the contribution level in effect for active employees until the earliest of: (i) the expiration of eighteen (18) months following the Separation Date; (ii) when the Executive becomes covered under another employer’s health plan; or (iii) the expiration of the maximum COBRA continuation coverage period for which the Executive is eligible under federal law. At the end of this period, the Executive shall be eligible to continue coverage, pursuant to COBRA, and shall be responsible for the entire COBRA premium for the remainder of the applicable COBRA continuation period.

(b)                                 As required by law, payments made under this Agreement will be subject to FICA, FUTA, and New Jersey Unemployment Tax, as well as federal and New Jersey income tax withholding.  The Parties acknowledge and agree that the Company Group has no other tax liability under this Agreement.

(c)                                  The Executive understands, acknowledges, and agrees that the Separation Benefits exceed what the Executive is otherwise entitled to receive on separation from employment, and that these benefits are being given as consideration in exchange for executing this Agreement and the general release contained herein.  Nothing in this Agreement shall be deemed or construed as an express or implied policy or practice of the Company Group to provide these or other benefits to any individuals other than the Executive and his dependents.

5.                                      Release; Waiver and Covenant Not to Sue.

(a)                                 Executive’s General Release and Waiver of Claims.  In exchange for the consideration provided in this Agreement, the Executive on behalf of himself and his heirs, executors, representatives, agents, insurers, administrators, successors, and assigns (collectively, the “Releasors”) irrevocably and unconditionally fully and forever waive, release, and discharge the Company Group, including each member of the Company Group’s parents, subsidiaries, affiliates, predecessors, successors, and assigns, and all of their respective officers, directors, employees, shareholders, trustees and partners, in their corporate and individual capacities (collectively, the “Releasees”), from any and all claims, demands, actions, causes of actions, obligations, judgments, rights, fees, damages, debts, obligations, liabilities, and expenses (inclusive of attorneys’ fees) of any kind whatsoever (collectively, “Claims”), whether known or unknown, from the beginning of time through the Effective Date, including, without limitation, any claims under any federal, state, local, or foreign law, that Releasors may have, have ever had, or may in the future have arising out of, or in any way related to the Executive’s hire, benefits, employment, termination, or separation from employment with the Company Group and any actual or alleged act, omission, transaction, practice, conduct, occurrence, or other matter, including, but not limited to:

(i)                                     any and all claims under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Family and Medical Leave Act (with respect to existing but not prospective claims), the Fair Labor Standards Act, the Equal Pay Act, the Employee Retirement Income Security Act, (with respect to unvested benefits), the Civil Rights Act of 1991, Section 1981 of U.S.C. Title 42, the Worker Adjustment and Retraining Notification Act, the National Labor Relations Act, the Age Discrimination in Employment Act, the Uniform Services Employment and Reemployment Rights Act, the Genetic Information Nondiscrimination Act, the New Jersey Law Against Discrimination, the New Jersey Family Medical Leave Act, the New Jersey Conscientious Employee Protection Act, the New Jersey Wage Payment Law, the New Jersey Wage and Hour Law, retaliation claims under the New Jersey Workers’ Compensation Act, the New Jersey Equal Pay Act, the New Jersey Civil Union Act, the New Jersey Smoking Law, all including any amendments and their respective implementing regulations, and any other federal, state, local, or foreign law (statutory, regulatory, or otherwise) that may be legally waived and released;

(ii)                                  any and all claims for compensation of any type whatsoever, including but not limited to claims for salary, wages, bonuses, commissions, incentive compensation, vacation, and severance that may be legally waived and released, including, but not limited to, any amounts owed to the Executive under the Employment Agreement;

(iii)                               any and all claims arising under tort, contract, and quasi-contract law, including but not limited to claims of breach of an expressed or implied contract, tortious interference with contract or prospective business advantage, breach of the covenant of good faith and fair dealing, promissory estoppel, detrimental reliance, invasion of privacy, nonphysical injury, personal injury or sickness or any other harm, wrongful or retaliatory discharge, fraud, defamation, slander, libel, false imprisonment, and negligent or intentional infliction of emotional distress; and

(iv)                              any and all claims for monetary or equitable relief, including but not limited to attorneys’ fees, back pay, front pay, reinstatement, experts’ fees, medical fees or expenses, costs, and disbursements.

By referencing the laws above, the Company does not admit to coverage of the Company Group or the Releasees under any of these laws.  The Executive represents that the Executive has not assigned or transferred, or purported to assign or transfer, any of the claims released in this Section 5 or any portion thereof or interest therein to any third party prior to the Effective Date.

(b)                                 Settlement, Accord, Satisfaction and Covenant Not to Sue.  The Executive acknowledges that this Agreement constitutes a full settlement, accord and satisfaction of all Claims covered by the provisions of Section 5(a).  The Executive promises not to sue or file any Claim against any of the Releasees in any court of law based on any alleged right, claim, act, or omission arising or occurring before the Effective Date, whether known or unknown at the time of execution.  The Executive also agrees to waive the right to receive future monetary recovery directly from the Company or Releasees, including Company payments that result from any complaints or charges that the Executive files with any governmental agency (including the Equal Employment Opportunity Commission) or that are filed on the Executive’s behalf.

(c)                                  Claims Not Released by the Executive.  Notwithstanding the foregoing, it is understood by the Parties that the Executive is not releasing any claims that may arise under the terms of this Agreement or that may arise out of events occurring after the Effective Date or that may not be released as a matter of law.  Finally, the Executive is not releasing claims to any benefits that The Executive already is entitled to receive under any of the Company’s employee benefit plans, or any right the Executive has to benefits under workers’ compensation laws, unemployment compensation laws or the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”).  However, the Executive understands and acknowledges that nothing herein is intended to, nor shall it be construed to, require the Company to institute or continue in effect any particular plan or benefit sponsored by the Company.  The Company hereby reserves the right to amend or terminate any of its compensation or benefit programs at any time in accordance with the procedures set forth in such plans or programs.

6.                                      Knowing and Voluntary Acknowledgment.  The Executive specifically agrees and acknowledges that:

(a)                                 the Executive has read this Agreement in its entirety and understands all of its terms;

(b)                                 by this Agreement, the Executive has been advised of the right to consult with an attorney before executing this Agreement and has consulted with such counsel as the Executive deemed necessary;

(c)                                  the Executive knowingly, freely, and voluntarily assents to all of its terms and conditions including, without limitation, the waiver, release, and covenants contained in it;

(d)                                 the Executive is executing this Agreement, including the waiver and release, in exchange for good and valuable consideration in addition to anything of value to which the Executive is otherwise entitled;

(e)                                  the Executive is not waiving or releasing rights or claims that may arise after the Executive executes this Agreement;

(f)                                   the Executive understands that the waiver and release in this Agreement is being requested in connection with the Executive’s separation of employment from the Company Group;

(g)                                  the Executive was given at least twenty-one (21) days to consider the terms of this Agreement and consult with an attorney of the Executive’s choice, although the Executive may sign it sooner if desired; and

(h)                                 the Executive understands that the Executive has seven (7) days from signing this Agreement to revoke his execution of this Agreement by delivering notice of revocation to Steve DeWindt at the Company by email/fax/overnight delivery before the end of this seven-day period.

7.                                      Post-Termination Obligations and Restrictive Covenants.

(a)                                 Acknowledgment.  The Executive understands and acknowledges that by virtue of the Executive’s employment with the Company, the Executive had access to and knowledge of Confidential Information, was in a position of trust and confidence with the Company Group, and benefitted from the Company Group’s goodwill.  The Executive further understands and acknowledges that the Company has expended and will continue to expend substantial time, money, effort and other resources to develop its client goodwill, client relationships, trade secrets and Confidential Information, and that the Company has a legitimate business interest in protecting the same.  The Executive understands and acknowledges that the Company Group invested significant time and expense in developing the Confidential Information and goodwill.  The Executive further understands and acknowledges that the restrictive covenants below are necessary to protect the Company Group’s legitimate business interests in its Confidential Information and goodwill.  The Executive further understands and acknowledges that the Company Group’s ability to reserve these for the exclusive knowledge and use of the Company Group is of great competitive importance and commercial value to the Company Group and that the Company Group would be irreparably harmed if the Executive violates the restrictive covenants below.

(b)                                 Confidential Information.

(i)                                     The Executive understands and acknowledges that during the course of employment with the Company, the Executive has had access to and learned about confidential, secret, and proprietary documents, materials, and other information, in tangible and intangible form, of and relating to the Company Group and its businesses and existing and prospective customers, suppliers, investors, and other associated third parties (“Confidential Information”).  The Executive further understands and acknowledges that this Confidential Information and the Company’s ability to reserve it for the exclusive knowledge and use of the Company Group is of great competitive importance and commercial value to the Company, and that improper use or disclosure of the Confidential Information by the Executive might cause the Company to incur financial costs, loss of business advantage, liability under confidentiality agreements with third parties, civil damages, and criminal penalties.

(ii)                                  For purposes of this Agreement, Confidential Information includes, but is not limited to, all information not generally known to the public, in spoken, printed, electronic, or any other form or medium, relating directly or indirectly to: business processes, practices, methods, policies, plans, publications, documents, research, operations, services, strategies, techniques, agreements, contracts, terms of agreements, transactions, potential transactions negotiations, pending negotiations, know-how, trade secrets, computer programs, computer software, applications, operating systems, software design, web design, work-in-process, databases, manuals, records, articles, systems, material, sources of material, supplier information, vendor information, financial information, results, accounting information, accounting records, legal information, marketing information, advertising information, pricing information, credit information, design information, payroll information, staffing information, personnel information, employee lists, supplier lists, vendor lists, developments, reports, internal controls, security procedures, graphics, drawings, sketches, market studies, sales information, revenue, costs, formulae, notes, communications, algorithms, product plans, designs, styles, models, ideas, audiovisual programs, inventions, unpublished patent applications, original works of authorship, discoveries, experimental processes, experimental results, specifications, customer information, customer lists, client information, client lists, manufacturing information, factory lists, distributor lists, and buyer lists of the Company Group or its businesses or any existing or prospective customer, supplier, investor, or other associated third party, or of any other person or entity that has entrusted information to the Company in confidence.  The Executive understands that the above list is not exhaustive, and that Confidential Information also includes other information that is marked or otherwise identified as confidential or proprietary, or that would otherwise appear to a reasonable person to be confidential or proprietary in the context and circumstances in which the information is known or used.

(iii)                               The Executive agrees and covenants:

(1)                                 to treat all Confidential Information as strictly confidential;

(2)                                 not to directly or indirectly disclose, publish, communicate, or make available Confidential Information, or allow it to be disclosed, published, communicated, or made available, in whole or part, to any entity or person whatsoever (including other employees of the Company Group) not having a need to know and authority to know and use the Confidential Information in connection with the business of the Company Group and, in any event, not to anyone outside of the direct employ of the Company Group; and

(3)                                 not to access or use any Confidential Information, and not to copy any documents, records, files, media, or other resources containing any Confidential Information, or remove any such documents, records, files, media or other resources from the premises or control of the Company Group, except.

(iv)                              Nothing in this Agreement shall be construed to prevent disclosure of Confidential Information as may be required by applicable law or regulation, or pursuant to the valid order of a court of competent jurisdiction or an authorized government agency, provided that the disclosure does not exceed the extent of disclosure required by such law, regulation, or order. The Executive shall promptly provide written notice of any such order to an authorized officer of the Company.

(v)                                 Notwithstanding anything herein to the contrary, the Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and solely for the purpose of reporting or investigating a suspected violation of law or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.  In addition, if the Executive files a lawsuit for retaliation for reporting a suspected violation of law, the Executive may disclose the trade secret to his or her attorney and use the trade secret information in the court proceeding, as long as the Executive files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.

(c)                                  Non-Competition.  Because of the Company Group’s legitimate business interests as described in this Agreement and the good and valuable consideration offered to the Executive, for the one (1) year period immediately following the Separation Date (the “Restricted Period”), the Executive agrees and covenants not to engage in any Competitive Activity within any state, country, region or locality in which the Company Group was doing business or marketing its products or services as of the Effective Date.  For purposes of this non-compete clause, “Competitive Activity” means to, directly or indirectly, in whole or in part, engage in, provide services to, or otherwise participate in, whether as an employee, employer, owner, operator, manager, advisor, consultant, agent, partner, director, stockholder, officer, volunteer, intern, or any other similar capacity, any entity engaged in a business that is competitive with the business of the Company Group.  Without limiting the foregoing, Competitive Activity also includes activity that may require or inevitably require disclosure of trade secrets, proprietary information, or Confidential Information.  Nothing in this Agreement prohibits the Executive from purchasing or owning less than five percent (5%) of the publicly traded securities of any corporation, provided that the Executive’s ownership represents a passive investment and that the Executive is not a controlling person of, or a member of a group that controls, the corporation.

(d)                                 Non-Solicitation of Employees.  The Executive understands and acknowledges that the Company has expended and continues to expend significant time and expense in recruiting and training its employees and that the loss of employees would cause significant and irreparable harm to the Company.  The Executive agrees and covenants not to directly or indirectly solicit, hire, recruit, attempt to hire or recruit, or induce the termination of employment of any employee of the Company Group during the Restricted Period.

(e)                                  Non-Solicitation of Customers.  The Executive understands and acknowledges that the Company has expended and continues to expend significant time and expense in developing customer relationships, customer information, and goodwill, and that because of the Executive’s experience with and relationship to the Company Group, the Executive has had access to and learned about much or all of the Company Group’s Customer Information. “Customer Information” includes, but is not limited to, names, phone numbers, addresses, email addresses, order history, order preferences, chain of command, pricing information, and other information identifying facts and circumstances specific to the customer and relevant to sales/services.  The Executive understands and acknowledges that loss of any of these customer relationships or goodwill will cause significant and irreparable harm to the Company.  The Executive agrees and covenants, during the Restricted Period, not to directly or indirectly solicit, contact (including but not limited to communications using email, regular mail, express mail, telephone, fax, instant message, social media, or any other oral, written, or electronic transmission), attempt to contact, or meet with the Company Group’s current, former, or prospective customers for purposes of offering or accepting goods or services similar to or competitive with those offered by the Company Group.

8.                                      Proprietary Rights.

(a)                                 Work Product.  The Executive acknowledges and agrees that all writings, works of authorship, technology, inventions, discoveries, ideas and other work product of any nature whatsoever, that were created, prepared, produced, authored, edited, amended, conceived or reduced to practice by the Executive individually or jointly with others during the term of his employment with the Company and relating in any way to the business or contemplated business, research or development of the Company (regardless of when or where the Work Product is prepared or whose equipment or other resources is used in preparing the same) or created using the resources, time, facilities, supplies or trade secrets of the Company and all printed, physical and electronic copies, all improvements, rights and claims related to the foregoing, and other tangible embodiments thereof (collectively, “Work Product”), as well as any and all rights in and to copyrights, trade secrets, trademarks (and related goodwill), mask works, patents and other intellectual property rights therein arising in any jurisdiction throughout the world and all related rights of priority under international conventions with respect thereto, including all pending and future applications and registrations therefor, and continuations, divisions, continuations-in-part, reissues, extensions and renewals thereof (collectively, “Intellectual Property Rights”), shall be the sole and exclusive property of the Company.

(b)                                 Work Made for Hire; Assignment.  The Executive acknowledges that, by reason of being employed by the Company at the relevant times, to the extent permitted by law, all of the Work Product consisting of copyrightable subject matter is “work made for hire” as defined in 17 U.S.C. § 101 and such copyrights are therefore owned by the Company.  To the extent that the foregoing does not apply, the Executive hereby irrevocably assigns to the Company, for no additional consideration, the Executive’s entire right, title and interest in and to all Work Product and Intellectual Property Rights therein, including the right to sue, counterclaim and recover for all past, present and future infringement, misappropriation or dilution thereof, and all rights corresponding thereto throughout the world.  Nothing contained in this Agreement shall be construed to reduce or limit the Company’s rights, title or interest in any Work Product or Intellectual Property Rights so as to be less in any respect than that the Company would have had in the absence of this Agreement.

(c)                                  Further Assurances; Power of Attorney.  Following the Separation Date, the Executive agrees to reasonably cooperate with the Company to (i) apply for, obtain, perfect and transfer to the Company the Work Product as well as an Intellectual Property Right in the Work Product in any jurisdiction in the world; and (ii) maintain, protect and enforce the same, including, without limitation, executing and delivering to the Company any and all applications, oaths, declarations, affidavits, waivers, assignments and other documents and instruments as shall be requested by the Company.  The Executive hereby irrevocably grants the Company power of attorney to execute and deliver any such documents on the Executive’s behalf in his name and to do all other lawfully permitted acts to transfer the Work Product to the Company and further the transfer, issuance, prosecution and maintenance of all Intellectual Property Rights therein, to the full extent permitted by law, if the Executive does not promptly cooperate with the Company’s request (without limiting the rights the Company shall have in such circumstances by operation of law).  The power of attorney is coupled with an interest and shall not be effected by the Executive’s subsequent incapacity.

(d)                                 No License.  The Executive understands that this Agreement does not, and shall not be construed to, grant the Executive any license or right of any nature with respect to any Work Product or Intellectual Property Rights or any Confidential Information, materials, software or other tools made available to the Executive by the Company.

9.                                      Cooperation.  The Parties agree that certain matters in which the Executive has been involved during the Executive’s employment may need the Executive’s cooperation with the Company in the future.  Accordingly, for a period of thirty (30) days following the Separation Date, to the extent reasonably requested by the Company, the Executive shall cooperate with the Company in connection with matters arising out of the Executive’s service to the Company; provided that the Company shall make reasonable efforts to minimize disruption of the Executive’s other activities.  The Company shall reimburse the Executive for reasonable expenses incurred in connection with this cooperation (in addition to providing the Executive with the payment described in Section 4(a)(ii)).

10.                               Non-Disparagement.  The Executive agrees and covenants that the Executive shall not at any time make, publish, or communicate to any person or entity or in any public forum any defamatory or disparaging remarks, comments, or statements concerning the Company Group or its businesses, or any of its employees or officers, now or in the future.

Nothing in this Agreement is intended to or will be used in any way to prevent the Executive from providing truthful testimony under oath in a judicial proceeding or to limit the Executive’s right to communicate with a government agency, as provided for, protected under or warranted by applicable law.

11.                               No Future Employment.  The Executive agrees to not seek future employment with the Company or the Company Group.

12.                               Remedies.  In the event of a breach or threatened breach by the Executive of any of the provisions of this Agreement, the Executive hereby consents and agrees that the Company shall be entitled to seek, in addition to other available remedies, a temporary or permanent injunction or other equitable relief against such breach or threatened breach from any court of competent jurisdiction, without the necessity of showing any actual damages or that money damages would not afford an adequate remedy, and without the necessity of posting any bond or other security.  Any equitable relief shall be in addition to, not in lieu of, legal remedies, monetary damages, or other available relief.  If the Executive fails to comply with any of the terms of this Agreement or post-termination obligations contained in it, the Company may, in addition to any other remedies it may have, reclaim any amounts paid to the Executive under the provisions of this Agreement or terminate any benefits or payments that are later due under this Agreement, without waiving the releases provided in it.

13.                               Miscellaneous.

(a)                                 Assignment.  The Company may freely assign this Agreement at any time. This Agreement shall inure to the benefit of the Company Group and its successors and assigns.  The Executive may not assign this Agreement in whole or in part.   Any purported assignment by the Executive shall be null and void from the initial date of the purported assignment.

(b)                                 Governing Law: Jurisdiction and Venue.  This Agreement and all matters arising out of or relating to this Agreement, whether sounding contract, tort, or statute, for all purposes shall be governed by and construed in accordance with the laws of New Jersey (including its statutes of limitations) without regard to any conflicts of laws principles that would require the laws of any other jurisdiction to apply.

(c)                                  Entire Agreement.  This Agreement contains all of the understandings and representations between the Company and the Executive relating to the subject matter hereof and supersedes all prior and contemporaneous understandings, discussions, agreements, representations, and warranties, both written and oral, regarding such subject matter, including, without limitation, the Employment Agreement which shall be deemed terminated as of the Effective Date. In the event of any inconsistency between this Agreement and any other agreement between the Executive and the Company the statements in this Agreement shall control.

(d)                                 Modification and Waiver.  No provision of this Agreement may be amended or modified unless such amendment or modification is agreed to in writing and signed by the Executive and by the Company.  No waiver by either Party of any breach by the other Party of any condition or provision of this Agreement to be performed by the other Party shall be deemed a waiver of any similar or dissimilar provision or condition at the same or any prior or subsequent time, nor shall the failure of or delay by either of the Parties in exercising any right, power, or privilege under this Agreement operate as a waiver thereof to preclude any other or further exercise thereof or the exercise of any other such right, power or privilege.

(e)                                  Severability and Judicial Modification.  Should any provision of this Agreement be held by a court or arbitral authority of competent jurisdiction to be enforceable only if modified, or if any portion of this Agreement shall be held to be unenforceable and thus stricken, such holding shall not affect the validity of the remainder of this Agreement, the balance of which shall continue to be binding upon the Parties with any such modification to become a part hereof and treated as though originally set forth in this Agreement.  The Parties further agree that any such court or arbitral authority is expressly authorized to modify any such unenforceable provision of this Agreement instead of severing such unenforceable provision from this Agreement in its entirety, whether by rewriting the offending provision, deleting any or all of the offending provision, adding additional language to this Agreement, or by making such other modifications as it deems necessary to carry out the intent and agreement of the Parties as embodied in this Agreement to the maximum extent permitted by law.  The Parties expressly agree that this Agreement as so modified by the court or arbitral authority shall be binding upon and enforceable against each of them.  If any provision of this Agreement is held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions hereof, and if such provision or provisions are not modified as provided above, this Agreement shall be construed as if such invalid, illegal, or unenforceable provisions had not been set forth in it.

(f)                                   Captions.  Captions and headings of the sections and paragraphs of this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to the caption or heading of any section or paragraph.

(g)                                  Counterparts.  The Parties may execute this Agreement in counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument. Delivery of an executed counterpart of this Agreement by facsimile, email in portable document format (.pdf), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document has the same effect as delivery of an executed original of this Agreement.

(h)                                 Nonadmission.  Nothing in this Agreement shall be construed as an admission by the Company Group of any wrongdoing liability, or noncompliance with any federal, state, city, or local rule, ordinance, statute, common law, or other legal obligation.

(i)                                     Notices.  All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (A) when delivered by hand (with written confirmation of receipt); (B) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (C) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient; or (D) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 13(i)):

If to the Company:	Wayside Technology Group, Inc. 4 Industrial Way West, 3rd Floor Eatontown, New Jersey 07724 E-mail: michael.vesey@waysidetechnology.com Attention: Chief Financial Officer

If to the Executive:	Simon F. Nynens 56 Oakes Road Little Silver, NJ 07739 E-mail: simonnynens@gmail.com

(j)                                    Notice of Post-Termination Obligations.  The Executive agrees to notify any subsequent employer of the restrictive covenants contained in this Agreement.  In addition, the Executive authorizes the Company Group to provide a copy of the restrictive covenants contained in this Agreement to third parties, including but not limited to, the Executive’s subsequent, anticipated, or possible future employer.

(k)                                 Acknowledgment of Full Understanding.  THE EXECUTIVE ACKNOWLEDGES AND AGREES THAT THE EXECUTIVE HAS FULLY READ, UNDERSTANDS, AND VOLUNTARILY ENTERS INTO THIS AGREEMENT.  THE EXECUTIVE ACKNOWLEDGES AND AGREES THAT THE EXECUTIVE HAS HAD AN OPPORTUNITY TO ASK QUESTIONS AND CONSULT WITH AN ATTORNEY OF THE EXECUTIVE’S CHOICE BEFORE SIGNING THIS AGREEMENT. THE EXECUTIVE FURTHER ACKNOWLEDGES THAT THE EXECUTIVE’S SIGNATURE BELOW IS AN AGREEMENT TO RELEASE THE RELEASEES FROM ANY AND ALL CLAIMS THAT CAN BE RELEASED AS A MATTER OF LAW.

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Separation Date.

COMPANY:

WAYSIDE TECHNOLOGY GROUP, INC.

By:	/s/ Steve DeWindt
Name:	Steve DeWindt
Title:	President and Chief Executive Officer

EXECUTIVE:

/s/ Simon Nynens
Simon F. Nynens

Signature Page to Separation and Release Agreement